SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 11-K


[X]      ANNUAL REPORT PURSUANT TO SECTION 15(d)OF THE SECURITIES EXCHANGE ACT
         OF 1934
                  For the fiscal year ended December 31, 2000

                                      OR

[  ]     TRANSITION REPORT PURSUANT TO SECTION 15(d)OF THE SECURITIES EXCHANGE
         ACT OF 1934
                  For the transition period from _______ to _______



                       Commission File Number 333-48402



         A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                   Lakeland Financial Corporation 401(k) Plan


         B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:



                         Lakeland Financial Corporation
                      202 East Center Street, P.O. Box 1387
                          Warsaw, Indiana 46581-1387










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                             REQUIRED INFORMATION

         Audited statements of net assets available for benefits of the Lakeland Financial Corporation 401(k) Plan as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits for the year ended December 31, 2000 are provided as Exhibit 99.1 to this Form 11-K.


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                                  SIGNATURES

         The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.




                                                LAKELAND FINANCIAL CORPORATION
                                                401(k) PLAN



Date:    June 29, 2001         By:  Lakeland Financial Corporation, as Trustee
                                      to the Plan

                                    By:/s/Pat Culp






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                  LAKELAND FINANCIAL CORPORATION 401(k) PLAN

                                 EXHIBIT INDEX
                                      TO
                          ANNUAL REPORT ON FORM 11-K

  Exhibit No.           Description                              Sequential
                                                                   Page No.
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      23.1        Consent of Crowe, Chizek and                        5
                  Company LLP
      99.1        Financial Statements                                6




















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